CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-2 (the "Registration Statement") of our report dated February 19, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Credit Suisse Asset Management Strategic Global Income Fund, Inc., which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Experts" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
July 29, 1999